Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-200540 and 333-133470) of our report dated June 13, 2025, appearing in this Annual Report on Form 11-K of the SkyWest, Inc. Employees’ Retirement Plan for the year ended December 31, 2024.

/s/ Weaver and Tidwell, L.L.P.

Houston, Texas

June 13, 2025